Exhibit 99.1

News Release

Release Date:	Thursday, January 31, 2013

Release Time:	At Market Close

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2012 Fourth Quarter and Record Full Year Operating Results (unaudited)

Oneida, NY, January 31, 2013 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced fourth quarter and full year operating results. Net income for the three months ended December 31, 2012 was $1.8 million, or $0.26 diluted earnings per share, compared to $1.7 million, or $0.24 diluted earnings per share, for the three months ended December 31, 2011. The increase in net income during the respective fourth quarter periods is primarily the result of an increase in net interest income, an increase in net investment gains, an increase in non-interest income, and an increase in the fair value of equity investments, partially offset by an increase in provision for loan losses, an increase in non-interest expense and an increase in income tax provision.

Net income for the year ended December 31, 2012 was $5.8 million or $0.84 diluted earnings per share, as compared with $5.7 million or $0.82 diluted earnings per share for the same period in 2011. Net income from operations for the year ended December 31, 2012, excluding non-cash gains and losses, as referenced in the table below, was $6.7 million or $0.99 diluted earnings per share. This compares to net income from operations for the year ended December 31, 2011 of $5.9 million or $0.84 diluted earnings per share. The increase of 13.6% in operating earnings during the full year of 2012 as compared with the same period last year was primarily the result of an increase in non-interest income, a decrease in provision for loan losses and an increase in gains from the sale of investments partially offset by a decrease in net interest income, an increase in non-interest expense and an increase in the provision for income taxes on a non-GAAP presentation basis.

Key Balance Sheet Changes at December 31, 2012

•	The Bank is well capitalized at December 31, 2012 with a Tier 1 leverage ratio of 9.33% and a total risk-based capital ratio of 15.16%. The Company’s average equity ratio as a percent of average assets was 13.45% at December 31, 2012 compared to 13.56% at December 31, 2011.
•	Deposit accounts totaled $568.3 million at December 31, 2012, an increase of $17.7 million from December 31, 2011, representing an increase of $30.8 million in retail deposits partially offset by a decrease of $13.1 million in municipal deposits over the past twelve months.

•	Net loans receivable totaled $311.7 million at December 31, 2012 compared to $286.6 million at December 31, 2011. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $22.9 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended December 31, 2012.
•	Investment and mortgage-backed securities totaled $257.4 million at December 31, 2012, an increase of $16.6 million from December 31, 2011.
•	On December 31, 2012, Oneida Savings Bank completed the acquisition of McMahon, Fenaroli and White, Inc., an insurance agency operating in Schenectady, New York and doing business as Schenectady Insuring Agency. In connection with the acquisition the Bank recorded $2.3 million in goodwill and other intangible assets.
•	Borrowings outstanding were $6.0 million at December 31, 2012, a decrease of $5.0 million from December 31, 2011 as the Bank continues to pay down borrowings as they reach contractual maturity.
•	Total equity at December 31, 2012 was $93.0 million, an increase of $5.1 million from December 31, 2011. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities, partially offset by the completion of the Company’s stock repurchase program whereby 103,453 shares of common stock were reacquired during 2012 and the declaration of cash dividends during the trailing twelve month period.

Key Operating Items for Fourth Quarter 2012 include:

•	Net interest income was $4.9 million for the three months ended December 31, 2012 compared to $4.9 million for the three months ended December 31, 2011. Net interest margin was 3.36% for the fourth quarter of 2012 compared to 3.40% for the fourth quarter of 2011.
•	Non-interest income was $7.1 million for the three months ended December 31, 2012 compared to $6.6 million for the three months ended December 31, 2011. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $684,000 to $5.8 million in the fourth quarter of 2012 compared to $5.1 million in the comparable 2011 period.
•	Non-cash increase in the fair value recognized on trading (equity) securities was $89,000 for the three months ended December 31, 2012 compared to a non-cash increase of $40,000 for the three months ended December 31, 2011. There were no investment impairment charges recorded in the fourth quarter 2012 compared with $10,000 in non-cash charges on certain investment securities recorded in the fourth quarter of 2011.
•	Noninterest expense increased to $9.7 million for the three months ended December 31, 2012 compared to $9.4 million for the comparable period in 2011. This increase was primarily the result of an increase in salaries and employee benefits.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to demonstrate a consistent record of success in Central New York and beyond through the execution of a diversified banking, insurance and financial services strategy. Net income for the fourth quarter of 2012 is 8% above the prior year period and our net income of $5.8 million for 2012 represents a record earnings year for the Company.” Kallet continued, “Oneida Savings Bank completed the acquisition of the Schenectady Insuring Agency located in Schenectady, New York on December 31, 2012 representing the eighth insurance agency acquisition since entering the business in October 2000.” Kallet stated, “Our insurance and financial services subsidiaries, Bailey & Haskell Associates, Inc. and Benefit Consulting Group, Inc., continue to post impressive results with revenue growth of 10.7%.” Kallet concluded, “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while completing a share repurchase plan during the year, both intended to deliver exceptional shareholder value.

Net Interest Income and Margin

Fourth quarter 2012 compared with fourth quarter 2011

Net interest income was $4.9 million for the fourth quarter of 2012, an increase of $51,000 from the fourth quarter of 2011. The net interest margin was 3.36% for the fourth quarter of 2012, compared to 3.40% for the fourth quarter of 2011. The decrease in net interest margin is primarily the result of a decrease in the yield on interest-earning assets of 16 basis points to 3.87% partially offset by a decrease in the cost of interest-bearing liabilities of 13 basis points to 0.59%. Also contributing to the increase in net interest income is an increase in average interest-bearing assets of $13.2 million partially offset by an increase in average interest-bearing liabilities of $6.1 million. The average cost of interest-bearing deposits decreased 11 basis points to 0.53% for the fourth quarter of 2012 as compared to the fourth quarter of 2011.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

Net interest income for the quarter ended December 31, 2012 increased $30,000 from the quarter ended September 30, 2012. The increase in net interest income reflects an increased level of average interest earning assets partially offset by a 5 basis point decrease in net interest margin from 3.41% for the quarter ended September 30, 2012. The yield on interest-earning assets decreased 9 basis points from 3.96% for the quarter ended September 30, 2012 while the cost of interest-bearing liabilities decreased 4 basis point from 0.63% during the third quarter of 2012 to 0.59% during the fourth quarter of 2012.

Year-to-date comparison 2012 to 2011

On a full year-to-date basis, net interest income decreased $168,000 for the year ended December 31, 2012, as compared to the same period in 2011. The decrease in net interest income is the result of a decrease in net interest margin of 4 basis points to 3.37% for year ended December 31, 2012 from 3.41% for the same period in 2011 partially offset by an increase in average interest-earning assets.

Provision for loan losses

Fourth quarter 2012 compared with fourth quarter 2011

During the fourth quarter of 2012, the Company made a provision for loan losses of $260,000 as compared with a $50,000 provision for loan losses during the fourth quarter of 2011. Net charge-offs during the current quarter were $125,000 are compared with net charge-offs of $252,000 in the same period last year. The increased provision for loan losses made in the fourth quarter of 2012 is primarily the result of an increase in net loans receivable as compared with the fourth quarter of 2011.

The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Net loan charge-offs as a percentage of average loans were 0.04% for the fourth quarter of 2012 compared with 0.09% for the same period in 2011. Non-performing loans as a percentage of total loans at December 31, 2012 was 0.16% at December 31, 2012 as compared with 0.50% at December 31, 2011. The ratio of the loan loss allowance to loans receivable was 0.89% at December 31, 2012 compared to 1.02% at December 31, 2011. The decrease in the allowance ratio during the current quarter is primarily the result of the charge-off during the second quarter of 2012 of a specifically reserved impaired commercial real estate loan relationship with a principal balance of $836,000.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

The provision for loan losses of $260,000 during the fourth quarter of 2012 increased $80,000 as compared with the provision for loan losses incurred in the linked prior quarter. The increased provision for loan losses made in the fourth quarter of 2012 is primarily the result of an increase in net loans receivable as compared with the third quarter of 2012. Non-performing loans to total loans were 0.16% at December 31, 2012 as compared with 0.25% at September 30, 2012. The ratio of the loan loss allowance to loans receivable was 0.89% at December 31, 2012 compared to 0.88% at September 30, 2012.

Year-to-date comparison 2012 to 2011

Provision for loan losses totaled $740,000 for the year ended December 31, 2012 as compared with $1.1 million in the same period of 2011.

Non-interest Income

Fourth quarter 2012 compared with fourth quarter 2011

Non-interest income totaled $7.1 million for the fourth quarter of 2012, an increase of $470,000 from $6.6 million in the fourth quarter of 2011. The increase was primarily due to an increase of $684,000 or 13.3% in commissions and fees on the sales of non-bank products through the Bank’s insurance and financial service subsidiaries. The increase in non-interest income was partially offset by a decrease of $223,000 of other revenue from operations to $630,000 for the fourth quarter of 2012 from $853,000 for the same period in 2011 primarily the result of a decrease in loan sale and servicing income.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

Non-interest income increased $983,000 from $6.1 million on a linked-quarter basis, reflecting an increase in commissions and fees on the sales of non-bank products of $1.1 million partially offset by a decrease in loan sale and servicing income in the fourth quarter of 2012 as compared with the linked prior quarter. The decrease in loan sale and servicing income is primarily the result of a decrease in loan sales.

Year-to-date comparison 2012 to 2011

Non-interest income totaled $26.6 million for the year ended December 31, 2012 as compared with $24.7 million in the same period of 2011, an increase of 7.7%. For the year ended December 31, 2012 commissions and fees on the sales of non-bank products increased $2.1 million from the same period in 2011. Loan sale and servicing income increased $102,000 in the year ended December 31, 2012 as compared with same period in 2011. The Bank sells substantially all of its fixed-rate residential mortgage loan originations with maturities exceeding 15 years on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. The volume of fixed-rate residential mortgage loan originations has increased in the current year as compared with the 2011 period.

Net Investment Gains (Losses)

Fourth quarter 2012 compared with fourth quarter 2011

Net investment gains of $374,000 were recorded in the fourth quarter of 2012 compared with net investment gains of $86,000 in the fourth quarter of 2011. During the fourth quarter of 2012 eight trust preferred securities were reviewed for other-than-temporary impairment with the result yielding no impairment in trust preferred securities as compared with no impairment charge in the fourth quarter of 2011. The trust preferred securities owned by the Bank are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions. The Bank also reviewed the privately-issued collateralized mortgage obligation (“CMO”) portfolio in both periods for possible other-than-temporary impairment resulting in no impairment charge recorded in the current period compared with a non-cash impairment charge of $10,000 in the fourth quarter of 2011. During the fourth quarter of 2012 the Company realized $374,000 of investment gains, this compares to gains realized upon the sale of certain investment and mortgage-backed securities of $96,000 partially offset by the impairment charges previously discussed during the three months ended December 31, 2011.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

During the linked quarter ended September 30, 2012, the Company realized net investment gains of $265,000 as compared with $374,000 in realized investment gains in the three months ended December 31, 2012. The Company has not recorded any other-than-temporary investment impairment charges during 2012.

Year-to-date comparison 2012 to 2011

For the year ended December 31, 2012 the Company has recorded net investment gains of $796,000 as compared with net investment gains of $58,000 during the year ended December 31, 2011. The net investment gains recorded in the 2011 period are the result $425,000 in gains realized on the sale of mortgage-backed and investment securities partially offset by $367,000 in non-cash other-than-temporary investment impairment charges recorded during 2011.

Change in the Fair Value of Investments

Fourth quarter 2012 compared with fourth quarter 2011

The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended December 31, 2012, the market value of the Company’s trading securities increased $89,000 as compared with an increase of $40,000 in the fourth quarter of 2011.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

During the linked quarter ended September 30, 2012, the Company recorded a negative non-cash adjustment of $147,000 reflecting a decrease in market value of the Company’s trading securities at the end of the third quarter of 2012.

Year-to-date comparison 2012 to 2011

For the year ended December 31, 2012 a positive net fair value adjustment of $620,000 reflects the increase in market value of the Bank’s trading securities at December 31, 2012. This compares with a net increase in the fair value for the same 2011 period of $199,000.

Impairment of Other Asset

During the year ended December 31, 2012 the Company recorded a non-cash impairment charge of $1.9 million related to an asset held by the Bank supporting sales activities in its insurance agency subsidiary. Between 2004 and 2011 the Company contributed surplus notes to an insurance company specializing in professional liability for long-term care facilities. Surplus support of this insurance company developed a specialty insurance sales line for our Company that has generated $3.9 million in commission revenue from 2004 to date. Due to recent underwriting losses of this insurance company the value of our Company’s asset in this venture is deemed fully impaired. The Company’s insurance agency subsidiary represents numerous alternative insurance outlets and expects to maintain the commission revenue it has developed in this specialty insurance sales line.

The table below summarizes the Company's operating results excluding these cumulative non-cash charges related to the change in fair value of trading securities, the non-cash impairment charges recorded as net investment losses, and the impairment of an other asset in each period.

Reported Results and Operating Results/Non-GAAP
(including non-cash gains and losses recognized under the fair value option)
(All amounts in thousands except net income per basic share)

	Three Months	Three Months
	Ending	Ending
	Dec 31,	Dec 31,
	2012	2011
Net Income attributable to Oneida
Financial Corp.	$1,795	$1,664
Less:
Investment impairment losses	—	10
Change in fair value of investments	(89)	(40)
Impairment of other asset	—	—
Income tax effect	25	7
Operating results attributable to
Oneida Financial Corp.	$1,731	$1,641
Reported net income per
diluted share	$0.26	$0.24
Operating net income per
diluted share	$0.26	$0.24

	Year	Year
	Ending	Ending
	Dec 31,	Dec 31,
	2012	2011
Net Income attributable to Oneida
Financial Corp.	$5,760	$5,729
Less:
Investment impairment losses	—	367
Change in fair value of investments	(620)	(199)
Impairment of other asset	1,886	—
Income tax effect	(338)	(43)
Operating results attributable to
Oneida Financial Corp.	$6,688	$5,854
Reported net income per
diluted share	$0.84	$0.82
Operating net income per
diluted share	$0.99	$0.84

The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes this alternate presentation of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

Non-interest Expense

Fourth quarter 2012 compared with fourth quarter 2011

Non-interest expense was $9.7 million for the three months ended December 31, 2012 as compared with $9.4 million during the fourth quarter of 2011. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits associated with the increase in sales of insurance and other non-banking products through our subsidiaries.

Fourth quarter 2012 compared with linked quarter ended September 30, 2012

Non-interest expense increased $734,000 in the fourth quarter of 2012 as compared with the linked prior quarter. The increase in non-interest expense was primarily due to an increase in compensation and employee benefit expenses associated with an increase in revenue from our insurance and other non-banking subsidiaries.

Year-to-date comparison 2012 to 2011

Non-interest expense totaled $37.1 million for the year ended December 31, 2012 as compared with $35.9 million in the same period of 2011. The increase in noninterest expense was primarily due to the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in compensation and employee benefit and other selling expenses.

Income Taxes

The Company’s effective tax rate was 28.5% for the fourth quarter of 2012 as compared with an effective tax rate of 24.1% for the fourth quarter of 2011. For the linked quarter ended September 30, 2012, the Company’s effective tax rate was 17.7%. The higher effective tax rate for the quarter ended December 31, 2012 was due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year. For the year ended December 31, 2012 the Company’s effective tax rate was 26.7% as compared with an effective tax rate was 25.4% during the prior year ended December 31, 2011.

About Oneida Financial Corp.

The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter and year ended December 31, 2012 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands except per share data)	2012	2012	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$681,391	$676,574	$676,274	$699,774	$663,713
Cash and cash equivalents	19,803	31,689	16,336	51,223	40,572
Loans receivable, net	311,703	301,075	293,905	286,067	286,604
Mortgage-backed securities	90,907	107,526	115,630	102,745	92,755
Investment securities	166,539	145,270	156,140	165,209	148,049
Trading securities	5,630	7,541	7,687	7,446	7,010
Goodwill and other intangibles	26,944	24,691	24,774	24,857	24,947
Interest bearing deposits	492,455	491,318	487,367	511,982	481,505
Non-interest bearing deposits	75,810	78,680	73,274	76,466	69,119
Borrowings	6,000	6,000	14,000	11,000	11,000
Total equity	93,040	90,516	90,417	88,911	87,961

Book value per share
(end of period)	$13.71	$13.40	$13.41	$13.00	$12.87
Tangible value per share
(end of period)	$9.74	$9.74	$9.74	$9.37	$9.22

	Quarter Ended		Year to Date
Selected Operating Data:	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(in thousands except per share data)	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,789	$3,867	$15,126	$15,588
Interest and dividends
on investments	1,865	1,893	7,617	8,174
Interest on fed funds	7	4	22	21
Total interest income	5,661	5,764	22,765	23,783
Interest expense:
Interest on deposits	665	775	2,739	3,512
Interest on borrowings	77	121	434	511
Total interest expense	742	896	3,173	4,023
Net interest income	4,919	4,868	19,592	19,760
Provision for loan losses	260	50	740	1,050
Net interest income after
provision for loan losses	4,659	4,818	18,852	18,710
Net investment gains	374	86	796	58
Change in fair value of investments	89	40	620	199
Impairment of other asset	—	—	(1,886)	—
Non-interest income:
Service charges on deposit accts	669	660	2,589	2,587
Commissions and fees on sales
of non-banking products	5,818	5,134	21,506	19,422
Other revenue from operations	630	853	2,518	2,645
Total non-interest income	7,117	6,647	26,613	24,654
Non-interest expense
Salaries and employee benefits	6,402	6,100	24,030	23,065
Equipment and net occupancy	1,172	1,258	4,675	4,838
Intangible amortization	83	96	339	391
Other costs of operations	2,073	1,946	8,096	7,645
Total non-interest expense	9,730	9,400	37,140	35,939
Income before income taxes	2,509	2,191	7,855	7,682
Income tax provision	714	527	2,095	1,953
Net income	$1,795	$1,664	$5,760	$5,729
Net income per common
share ( EPS – Basic )	$0.26	$0.24	$0.84	$0.82
Net income per common
share ( EPS – Diluted)	$0.26	$0.24	$0.84	$0.82
Cash dividends paid	$0.12	$0.12	$0.48	$0.48

	Fourth	Third	Second	First	Fourth
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2012	2012	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,789	$3,769	$3,760	$3,808	$3,867
Interest and dividends
on investments	1,865	1,903	1,973	1,877	1,893
Interest on fed funds	7	2	7	6	4
Total interest income	5,661	5,674	5,740	5,691	5,764
Interest expense:
Interest on deposits	665	666	701	707	775
Interest on borrowings	77	119	119	119	121
Total interest expense	742	785	820	826	896
Net interest income	4,919	4,889	4,920	4,865	4,868
Provision for loan losses	260	180	150	150	50
Net interest income after
provision for loan losses	4,659	4,709	4,770	4,715	4,818
Net investment gains	374	265	60	97	86
Change in fair value of investments	89	(147)	241	436	40
Impairment of other asset	—	(1,886)	—	—	—
Non-interest income:
Service charges on deposit accts	669	646	642	632	660
Commissions and fees on sales
of non-banking products	5,818	4,765	5,420	5,503	5,134
Other revenue from operations	630	723	473	692	853
Total non-interest income	7,117	6,134	6,535	6,827	6,647
Non-interest expense
Salaries and employee benefits	6,402	5,764	5,830	6,034	6,100
Equipment and net occupancy	1,172	1,168	1,128	1,206	1,258
Intangible amortization	83	83	83	90	96
Other costs of operations	2,073	1,981	1,991	2,051	1,946
Total non-interest expense	9,730	8,996	9,032	9,381	9,400
Income before income taxes	2,509	79	2,574	2,694	2,191
Income tax provision	714	14	675	692	527
Net income	$1,795	$65	$1,899	$2,002	$1,664
Net income per common
share ( EPS – Basic )	$0.26	$0.01	$0.28	$0.29	$0.24
Net income per common
share ( EPS – Diluted)	$0.26	$0.01	$0.28	$0.29	$0.24
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
and Other Data	2012	2012	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	1.06%	0.04%	1.11%	1.20%	1.01%
Return on average equity	7.87%	0.29%	8.50%	9.03%	7.43%
Return on average tangible equity	10.79%	0.39%	11.77%	12.57%	10.31%
Interest rate spread (2)	3.28%	3.33%	3.23%	3.29%	3.31%
Net interest margin (3)	3.36%	3.41%	3.32%	3.38%	3.40%
Efficiency ratio (4)	80.15%	80.74%	78.12%	77.98%	80.80%
Non-interest income to average assets	4.20%	3.66%	3.80%	4.14%	4.03%
Non-interest expense to average assets	5.74%	5.37%	5.26%	5.55%	5.69%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	116.80%	115.88%	115.39%	114.91%	115.58%
Average equity to average total assets	13.45%	13.56%	13.00%	13.26%	13.56%
Equity to total assets (end of period)	13.65%	13.38%	13.37%	12.71%	13.25%
Tangible equity to tangible assets	10.10%	10.10%	10.08%	9.49%	9.86%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.29%	0.27%	0.67%	0.75%	0.79%
Nonperforming loans to
total loans	0.16%	0.25%	0.24%	0.58%	0.50%
Net charge-offs to average loans	0.04%	0.02%	0.22%	0.02%	0.09%
Allowance for loan losses to
loans receivable	0.89%	0.88%	0.85%	1.05%	1.02%
Allowance for loan losses to
nonperforming loans	568.85%	353.07%	351.97%	179.31%	201.81%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.16%	16.81%	16.57%	16.05%	15.62%
Tier 1 capital
to risk weighted assets	14.50%	16.16%	15.96%	15.32%	14.91%
Tier 1 capital
to average assets	9.33%	10.20%	9.86%	9.84%	9.62%

1 -	Ratios are annualized where appropriate.
2 -	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 -	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 -	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net impairment losses, net investment gains(losses) and changes in the fair value of trading securities.
5 -	Non-performing assets include non-performing loans and non-accrual trust preferred securities.